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Exhibit 21   Subsidiaries

                              SoftNet Systems, Inc.
                     List of Subsidiaries of the Registrant
                               September 30, 2001

The following companies are wholly-owned subsidiaries of the Company:

                  Subsidiary                        State of Incorporation
                  ----------                        ----------------------
        Aerzone Corporation                     Delaware

        ISP Channel, Inc.                       Delaware

        Intelligent Communications, Inc.        Delaware

        Laptop Lane Limited /(1)/               Washington

        ________________________________
        /(1)/ A wholly owned subsidiary of Aerzone Corporation.